PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated April 2, 2009	Registration No. 333-158277
and Prospectus dated April 2, 2009)
KfW, Frankfurt/Main, Federal Republic of Germany
U.S.$500,000,000 2.15% Callable Notes Due June 15, 2012
CUSIP: 48245ABV2
ISIN: US48245ABV26
          Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

		Discounts and	Proceeds,
	Price to Public(1)	Commissions	before expenses to KfW

Per Note	100%	—	100%
Total	U.S.$500,000,000	—	U.S.$500,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about June 15, 2009.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

BANC OF AMERICA SECURITIES LLC
MAY 28, 2009

ABOUT THIS PRICING SUPPLEMENT
          This pricing supplement supplements the accompanying prospectus supplement dated April 2, 2009 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 2, 2009 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
          You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

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SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S.$500,000,000 2.15% Callable Notes Due June 15, 2012

Aggregate Principal Amount: U.S.$500,000,000	Interest Rate: 2.15 % per annum

Original Issue Date: June 15, 2009	Maturity Date: June 15, 2012

Interest Commencement Date: June 15, 2009	Final Redemption Price: 100%

Payments:
First Interest Payment Date: December 15, 2009

Interest Payment Date(s): Semi-annually in arrears on June 15 and December 15 in each calendar year, from and including December 15, 2009 up to and including the Maturity Date
Redemption:     ☑ Yes          ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): N/A

Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): June 15, 2010

Minimum Redemption Notice Period: 10 Business Days

Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:     ☐ Yes          ☑ No
Repayment Date(s):

Minimum Repayment Notice Period:

Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:

Payments of interest:

Authorized Denomination: U.S.$1,000

Exchange Rate Agent: N/A
Original Issue Discount Note (“OID”):     ☐ Yes          ☑ No
Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:
Day Count Fraction:
30/360 (as provided in para. 2 of §3 of the Conditions)
Business Day Convention:
Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions)
Other Terms of Notes:
N/A
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
DELIVERY AND SETTLEMENT
We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this pricing supplement, which will be on the twelfth business day following the date the notes are priced (‘‘T+12’’). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes will settle in T+12, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

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